Exhibit 10.15

TOWERS WATSON & CO.

COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

EFFECTIVE JANUARY 1, 2010

AMENDED AUGUST 26, 2011

1.	Purpose. The purpose of the Towers Watson & Co. Compensation Plan for Non-Employee Directors (the “Plan”) is to advance the interests of Towers Watson & Co. (the “Company”) and its stockholders by closely aligning the interests of members of the Board of Directors of the Company (the “Board”) who are not employees of the Company or any subsidiary with the interests of the Company and its stockholders. Accordingly, this Plan provides for the payment of a substantial portion of the annually established compensation payable to Non-Employee Directors for their service to be in the form of equity-based compensation consisting of restricted stock units (RSUs). Each RSU represents a notional unit interest equal in value to a share of the Company’s Class A common stock (the “Common Stock”). All RSUs payable to Non-Employee Directors under this Plan shall be issued pursuant to the terms of the Towers Watson & Co. 2009 Long Term Incentive Plan (the “LTIP”). All capitalized terms used but not defined herein shall have the meaning assigned to them in the LTIP. The maximum number of shares of Class A common stock that may be subject to awards made under this Plan in total or to any one individual shall be as specified in the LTIP.

2.	Administration. The Compensation Committee of the Board (the “Committee”) shall administer the Plan. The Committee shall, subject to the provisions of the Plan, have the power to construe the Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for the administration of the Plan, as it may deem desirable. Any decisions of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.

3.	Amount of Non-Employee Director Compensation. Effective January 1, 2010, the schedule of fees payable to Non-Employee Directors pursuant to this Plan is as follows:

a.	Annual Cash Retainer: $45,000 per year, paid quarterly

b.	Annual RSU Grant: Annual RSUs, equivalent to $120,000 ($60,000 for the period beginning January 1, 2010 and ending June 30, 2010), granted at the beginning of each fiscal year (with the number of shares underlying the RSUs based on the closing price per share of the Common Stock on the last business day of the just completed fiscal year) for services to be provided during the current fiscal year. Annual RSUs vest in equal quarterly installments over a 12-month period beginning on the date of grant, and unless deferred shall be paid upon vesting as provided in Section 6 of this Plan.

c.	Board Meetings: $1,000 per meeting

d.	Committee Member Fees:

i.	Audit Committee: $7,500 annual retainer, paid quarterly, and $1,000 per meeting

ii.	Compensation Committee: $5,000 annual retainer, paid quarterly, and $500 per meeting

iii.	Nominating and Governance Committee: $2,500 annual retainer, paid quarterly, and $500 per meeting

iv.	Risk Committee: $2,500 annual retainer, paid quarterly, and $500 per meeting

e.	Committee Chair Fees (paid in lieu of Committee Member Fees):

i.	Audit Committee Chair: $15,000 annual retainer, paid quarterly, and $2,000 per meeting

ii.	Compensation Committee Chair: $10,000 annual retainer, paid quarterly, and $1,000 per meeting

iii.	Nominating and Governance Committee Chair: $5,000 annual retainer, paid quarterly, and $1,000 per meeting

iv.	Risk Committee Chair: $5,000 annual retainer, paid quarterly, and $1,000 per meeting

f.	Lead Director Annual Retainer (paid in addition to regular Board and Committee Fees): $20,000 per year, paid quarterly

4.	Dividend Equivalent Rights. RSUs granted hereunder shall be granted together with a Dividend Equivalent Right with respect to the shares of Common Stock subject to the award. Dividend Equivalent Rights shall be accumulated and deemed to be reinvested in additional RSUs and will be paid at the time the underlying RSU is payable. Dividend Equivalent Rights shall be subject to forfeiture under the same conditions as apply to the underlying RSUs.

5.	Vesting of RSUs. Vesting of RSUs granted under this Plan shall be conditioned upon continued service as a director of the Company, provided that vesting shall be accelerated upon the director’s death or disability or upon a Change in Control.

6.	Settlement of RSUs. RSUs will be paid out in shares of Common Stock on the date of vesting to an account established for each Non-Employee Director at a brokerage firm designated by the Company. Notwithstanding the foregoing, a Non-Employee Director can elect to defer all or any portion of his/her director compensation pursuant to the terms of the Towers Watson & Co. Voluntary Deferred Compensation Plan for Non-Employee Directors and in accordance with deferral procedures established by the Company, in which case shares of Common Stock issuable under RSUs (and under any associated Dividend Equivalent Rights) will be paid out at the time and in the manner provided for pursuant to such deferral.

7.	Director Ownership Requirements. Non-Employee Directors are required to accumulate shares of Common Stock at least equal to three times the annual cash retainer (i.e., $135,000), valued as of the last day of the Company’s fiscal year. Each Non-Employee Director has three years from the date of appointment to achieve compliance with such ownership guidelines. Until the ownership level is reached, Non-Employee Directors should not sell shares of Common Stock in excess of the amount needed to pay state and Federal taxes associated with the equity granted. Once a Non-Employee Director accumulates sufficient shares to meet the $135,000 requirement, he/she is not required to retain shares of Common Stock. If as a result of a stock price decline subsequent to a Non-Employee Director meeting the ownership requirements the Non-Employee Director does not satisfy the requirements as of the Company’s fiscal year-end, he/she is not required to “buy up” to a new number of shares needed to meet the ownership requirements. However, he/she is required to retain the number of shares that originally were acquired to reach the share ownership threshold.

8.	The Plan may be amended from time to time by the Board of Directors.